SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☒	Definitive Proxy statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

KFORCE INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy statement, if other than Registrant)

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KFORCE INC.
Notice of Annual Meeting of Shareholders
To Be Held June 18, 2002

Dear Shareholder:

     On Tuesday, June 18, 2002, Kforce Inc. will hold its 2002 Annual Meeting of Shareholders at Kforce’s corporate headquarters located at 1001 East Palm Avenue, Tampa, Florida 33605. The Board of Directors cordially invite all shareholders to attend the meeting which will begin at 9:00 a.m., Eastern time.

     We are holding this meeting to:

1. Elect three Class II directors to hold office for a three year term expiring in 2005; and

2. Attend to other business properly presented at the meeting.

     Your Board of Directors has selected April 19, 2002 as the record date for determining shareholders entitled to vote at the meeting.

     This proxy statement, proxy card and Kforce’s 2001 Annual Report to Shareholders are being mailed on or about May 3, 2002. Each shareholder, even though he may not plan to attend the annual meeting, is requested to sign and date the enclosed proxy card and return it without delay in the enclosed postage paid envelope. If you need further assistance, please contact Kforce Investor Relations at (813) 552-2927.

BY ORDER OF THE BOARD OF DIRECTORS

William L. Sanders Secretary

Tampa, Florida May 3, 2002

QUESTIONS AND ANSWERS
PROPOSAL ON WHICH YOU MAY VOTE
Proposal 1. Election of Directors
STOCK OWNERSHIP
Directors and Other Named Executive Officers
Shareholders(4)
Section 16(a) Beneficial Ownership Reporting Compliance
Independent Auditors
AUDIT COMMITTEE REPORT
DIRECTORS AND EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
Summary Compensation Table
Option Grants During 2001
Restricted Stock Issuances
Option Exercises During Fiscal Year 2001 and Fiscal Year End Option Values
Equity Compensation Plan Information
Employment and Severance Contracts
Compensation Committee Interlocks and Insider Participation
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
Compensation Policy
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
KFORCE STOCK PRICE PERFORMANCE GRAPH
SHAREHOLDER PROPOSALS
OTHER MATTERS
Appendix A

QUESTIONS AND ANSWERS	1
PROPOSAL ON WHICH YOU MAY VOTE	3
Proposal 1. Election of Directors	3
STOCK OWNERSHIP	5
Directors and Other Named Executive Officers	5
Shareholders	5
Section 16(a) Beneficial Ownership Reporting Compliance	6
Independent Auditors	6
AUDIT COMMITTEE REPORT	8
DIRECTORS AND EXECUTIVE OFFICERS	9
EXECUTIVE COMPENSATION	12
Summary Compensation Table	12
Option Grants During 2001	13
Restricted Stock Issuances	13
Option Exercises During Fiscal Year 2001 and Fiscal Year End Option Values	14
Equity Compensation Plan Information	15
Employment and Severance Contracts	16
Compensation Committee Interlocks and Insider Participation	16
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION	17
Compensation Policy	17
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	19
KFORCE STOCK PRICE PERFORMANCE GRAPH	20
SHAREHOLDER PROPOSALS	21
OTHER MATTERS	21
APPENDIX A	1

i

QUESTIONS AND ANSWERS

Q:	Why did you send me this proxy statement?

A:	We sent you this proxy statement and the enclosed proxy card because the Board of Directors (the “Board”) is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement summarizes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and which is designed to assist you in voting.

Q:	When is the Annual Meeting and where will it be held?

A:	The Annual Meeting will be held on Tuesday, June 18, 2002 at 9 a.m., Eastern time at Kforce’s corporate headquarters located at 1001 East Palm Avenue, Tampa, Florida 33605.

Q:	What may I vote on?

A:	The election of three Class II directors to hold office for a three-year term expiring in 2005.

Q:	How does Kforce’s Board recommend I vote on the proposal?

A:	The Board recommends a vote FOR the proposal.

Q:	Who is entitled to vote?

A:	Only those who owned Kforce common stock at the close of business on April 19, 2002 (the “Record Date”) are entitled to vote at the Annual Meeting.

Q:	How do I vote?

A:	You may vote your shares either in person or by proxy. Whether you plan to attend the meeting and vote in person or not, we urge you to complete the enclosed proxy card and return it promptly in the enclosed envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the proposal. You have the right to revoke your proxy at any time before the meeting by either:

(1)	notifying Kforce’s corporate secretary;

(2)	voting in person; or

(3)	returning a later-dated proxy card.

Q:	How many shares can vote?

A:	As of the Record Date, 32,231,363 shares of Kforce common stock were issued and outstanding. Every holder of Kforce common stock is entitled to one vote for each share held.

Q:	What is a “quorum”?

A:	A “quorum” is a majority of the outstanding shares. They may be present at the meeting or represented by proxy. There must be a quorum for the meeting to be held and a proposal must receive more than fifty percent of the shares voting to be adopted. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. However, abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention. If a broker, bank, custodian, nominee or other record holder of Kforce common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as “broker non-votes”) will also be counted as present and considered part of a quorum but will not be counted in the tally of votes FOR or AGAINST a proposal.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the Annual Meeting other than the proposal described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to David L. Dunkel, Kforce’s Chief Executive Officer and William L. Sanders, Kforce’s Senior Vice President, Secretary and Chief Financial Officer, or either of them, to vote on such matters at their discretion.

Q:	When are the shareholder proposals for the next Annual Meeting of Shareholders due?

A:	All shareholder proposals to be considered for inclusion in next year’s proxy statement must be submitted in writing to William L. Sanders, Corporate Secretary, Kforce Inc., 1001 East Palm Avenue, Tampa, Florida 33605, by January 3, 2003. In addition, the proxy solicited by the Board for the 2003 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal presented at that meeting, unless we are provided with notice of such proposal by March 19, 2003.

Q:	Who will pay for this proxy solicitation?

A:	We will pay all the costs of soliciting these proxies. In addition to mailing proxy solicitation material, our directors and employees may also solicit proxies in person, by telephone or by other electronic means of communication. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our shareholders.

PROPOSAL ON WHICH YOU MAY VOTE

Proposal 1. Election of Directors

     The Board has ten directors who are divided into three classes serving staggered three-year terms. The current terms of the three classes of directors expire in 2004 (Class I directors), 2002 (Class II directors) and 2003 (Class III directors). At the Annual Meeting, you and the other shareholders will elect three individuals to serve as Class II directors until the 2005 Annual Meeting. The Board has nominated John N. Allred, Todd W. Mansfield and A. Gordon Tunstall to stand for election at the Annual Meeting for Class II director seats. Detailed information on each nominee is provided on pages 9-11. Each of the nominees for director is a current member of the Board.

     The individuals named as proxies will vote the enclosed proxy for the election of Messrs. Allred, Mansfield and Tunstall unless you direct them to withhold your votes. If any nominee becomes unable or unwilling to stand for election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting for the original nominee will be cast for the substituted nominee.

Information About the Board of Directors and Committees

     The full Board considers all major decisions. However, the Board has established the following four standing committees so that certain important areas can be addressed in more depth than may be possible in a full Board meeting:

•	Compensation Committee. The Compensation Committee reviews and approves compensation plans covering executive officers and other key management employees; reviews the competitiveness of our total compensation practices; determines the annual base salaries and incentive awards to be paid to executive officers and approves the annual salaries of all executive officers and certain other key management employees; and reviews and approves hiring and severance arrangements with executive officers. The members are W. R. Carey, Jr., Todd W. Mansfield and Ralph E. Struzziero. The Compensation Committee held four meetings in 2001.

•	Audit Committee. The Audit Committee assists the Board in fulfilling its responsibility for the safeguarding of assets and oversight to the quality and integrity of our accounting and reporting practices and such other duties as directed by the Board. The Audit Committee recommends to the Board the selection and retention of the independent accountants who audit our financial statements; reviews our financial statements with management and the independent auditor; periodically discusses with management and the auditors the quality and adequacy of our internal controls; discusses with the independent auditors their independence from management and Kforce, including the matters in the written disclosures required by the Independence Standards Board; considers the compatibility of non-audit services with the auditor’s independence; and periodically reports on the Audit Committee’s activities to our full Board and issues a summary report. The members are John N. Allred, W. R. Carey, Jr., Karl Vogeler and Mark F. Furlong. The Audit Committee held eight meetings in 2001. Each member of the Audit Committee is independent within the meaning of Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. The Audit Committee’s responsibilities are more fully set forth in a written charter, that was approved by the audit committee on July 16, 2001. A copy of the charter is attached as Appendix A to this proxy statement.

•	Nomination Committee. The Nomination Committee makes recommendations to the Board regarding the size and composition of the Board. The Nomination Committee establishes procedures for the nomination process, recommends candidates for election to our Board and nominates officers for election by the Board. The members are W.R. Carey, Jr., David L. Dunkel and Richard M. Cocchiaro. The Nomination Committee held two meetings in 2001. The Nomination Committee will consider nominees for the Board that are proposed by our shareholders. Any shareholder who wishes to recommend a prospective nominee for the Board, for the Nomination Committee’s consideration, may do so by giving the candidate’s name and qualifications in writing to William L. Sanders, Corporate Secretary, 1001 East Palm Avenue, Tampa, Florida 33605.

•	Executive Committee. The Executive Committee has the authority to act in place of the Board on all matters which would otherwise come before the Board, except for such matters which are required by law or by our Articles of Incorporation or Bylaws to be acted upon exclusively by the Board. The members are David L. Dunkel, Todd W. Mansfield, Howard W. Sutter and Gordon Tunstall. The Executive Committee held one meeting in 2001.

     The Board met five times during 2001. Each director attended at least 75% of the total number of meetings of the Board and Committees upon which he served.

Compensation of Directors

     Directors who are not employees receive an annual retainer of $15,000 plus $1,000 for each Board meeting attended with a duration of 30 minutes or longer, and $1,000 for each committee meeting attended. All committee chairmen receive an additional $5,000 per year. Directors are given the choice of receiving stock options in lieu of cash for their annual retainer. All non-employee directors also receive a yearly grant of options to purchase 5,000 shares of our common stock and receive reimbursement of out-of-pocket expenses incurred in connection with meetings of the Board or committee. No director who is an employee receives separate compensation for services rendered as a director. During 2001, non-employee directors received options to purchase shares of Kforce common stock as set forth in the table below.

	2001 Stock Option Grants to Non-Employee Directors

	Number of Securities
	Underlying Options	Exercise or
Name	Granted	Base Price	Expiration Date

John N. Allred	5,000	$6.51	6/18/2011
W.R. Carey, Jr.	11,145	6.51	6/18/2011
Mark F. Furlong	9,700	5.32	8/27/2011
Todd W. Mansfield	5,000	6.51	6/18/2011
Ralph Struzziero	5,000	6.51	6/18/2011
Gordon Tunstall	5,000	6.51	6/18/2011
Karl Vogeler	5,000	6.51	6/18/2011

Vote Required; Recommendation

     The three nominees for election as Class II directors will be elected at the meeting by a plurality of all the votes cast at the meeting, meaning that the three nominees for Class II director who receive the most votes will be elected. A properly executed proxy marked to withhold authority with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. The Board unanimously recommends a vote for each of the nominees for election as director.

STOCK OWNERSHIP

     The following table shows the amount of Kforce common stock beneficially owned (unless otherwise indicated) as of April 19, 2002 by (1) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (2) our directors, (3) our executive officers named in the Summary Compensation Table below, and (4) all of our directors and executive officers as a group.

	Shares of Kforce Common Stock
	Beneficially Owned

	Number(1)(2)(3)	Percent

Directors and Other Named Executive Officers
David L. Dunkel	3,776,988	11.51%
John N. Allred	86,858	*
W.R. Carey, Jr.	109,642	*
Richard M. Cocchiaro	1,799,321	5.58%
Mark F. Furlong	4,700	*
Joseph J. Liberatore	268,085	*
Todd W. Mansfield	45,000	*
Ken W. Pierce	91,983	*
William L. Sanders	470,473	1.44%
Lawrence J. Stanczak	204,050	*
Ralph E. Struzziero	143,165	*
Howard W. Sutter	1,712,075	5.30%
A. Gordon Tunstall	85,000	*
Karl A. Vogeler	46,202	*
All directors and executive officers as a group (14 persons)	8,843,542	26.10%

Shareholders(4)
Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	2,464,575	7.65%
FleetBoston Financial Corporation 100 Federal Street Boston, Massachusetts 02110	1,543,910	4.79%
Mellon Financial Corporation c/o Mellon Financial corporation One Mellon Center Pittsburgh, Pennsylvania 15258	2,643,131	8.20%
Strong Capital Management Inc. 100 Heritage Reserve Menomonee Fall, Wisconsin 53051	1,979,015	6.14%
The Boston Company, Inc. c/o Mellon Financial corporation One Mellon Center Pittsburgh, Pennsylvania 15258	2,244,195	6.96%

*	Less than 1% of the outstanding common stock

(1)	Includes the number of shares subject to purchase pursuant to currently exercisable options or options exercisable within 60 days of April 19, 2002 as follows: Mr. Dunkel, 591,334; Mr. Allred, 55,718; Mr. Carey, 109,642; Mr. Cocchiaro, 15,085; Mr. Furlong, 4,700; Mr. Liberatore, 165,767; Mr. Mansfield, 45,000; Mr. Pierce, 31,000; Mr. Sanders, 349,000; Mr. Stanczak, 121,986; Mr. Struzziero, 10,000; Mr. Sutter, 46,217; Mr. Tunstall, 85,000; and Mr. Vogeler, 25,000.

(2)	Includes 51,112 shares as to which beneficial ownership is disclaimed as follows: Mr. Dunkel, 31,712 (shares held by current spouse), Mr. Cocchiaro, 19,000 (shares held by spouse); and Mr. Stanczak, 400 (shares held by son). Also includes 2,922,899 shares as to which voting and/or investment power is shared or controlled by another person and as to which beneficial ownership is not disclaimed, as follows: Mr. Dunkel, 1,269,231 (shares held by former spouse); Mr. Cocchiaro, 39,200 (shares held by mother); Mr. Struzziero, 1,987 (shares held by spouse), 7,665 (shares held by son) and 4,500 (shares held by son); and Mr. Sutter, 5,000 (shares held by spouse) and 1,595,316 (shares held by Sutter Investments Ltd. of which H.S. Investments, Inc. is the sole general partner).

(3)	Includes the number of shares of restricted stock that are beneficially owned as follows: Mr. Dunkel, 47,985; Mr. Cocchiaro, 12,476; Mr. Liberatore, 47,985 (of which 18,235 shares vest as of February 2003); Mr. Pierce (of which 21,579 shares vest as of February 2003), 43,172; Mr. Sanders, 78,346 (of which 44,757 shares vest as of February 2003); Mr. Stanczak, 29,163 (of which 17,647 shares vest as of February 2003); and Mr. Sutter, 17,754.

(4)	The number of shares shown in the table is based upon certain Schedule 13Gs (or amendments thereto) filed with the Securities and Exchange Commission.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Kforce directors, executive officers and persons holding more than ten percent of our common stock to file reports of ownership and changes in ownership of the common stock with the SEC. The directors, officers and ten percent shareholders are required by the SEC regulations to furnish us with copies of all Section 16(a) reports that they file. The SEC has designated specific due dates for these reports and we must identify in this proxy statement those persons who did not file these reports when due.

     Based solely on our review of copies of the reports received by us and written representations from certain reporting persons, we believe that only David M. Kelly, Chief Accounting Officer, failed to timely file a Form 3 during fiscal 2001 that included no transactions. All other directors, executive officers and persons holding more than ten percent of our common stock were in compliance with their filing requirements.

Independent Auditors

     Our consolidated financial statements for the year ended December 31, 2001, have been audited by Deloitte & Touche LLP, independent auditors. The Board has selected Deloitte & Touche LLP as the independent auditor to perform our audit for the current year ending December 31, 2002. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting of shareholders in order to respond to appropriate questions and to make any other statement deemed appropriate.

     Audit Fees

     The aggregate fees billed by Deloitte & Touche LLP for professional services rendered in connection with the audit of our financial statements included in our Annual Report on Form 10-K for fiscal year 2001, as well as for the review of our financial statements included in our Quarterly Reports on Form 10-Q during fiscal year 2001 totaled $153,500.

     Financial Information Systems Design and Implementation Fees

     No fees were billed by Deloitte & Touche LLP for information technology services during fiscal year 2001.

     All Other Fees

     We were billed $522,124 by Deloitte & Touche LLP for professional services rendered during fiscal year 2001 other than fees for services referenced in the above captioned “Audit Fees” and “Financial Information Systems Design and Implementation Fees.” These fees were comprised of four basic categories: $240,260 for consultation and assistance with the development of a shared services center; $193,120 for tax consulting on various income and sales tax matters; $56,895 for internal audit assistance; and $31,849 for consultation and assistance an various other matters. As of April 2002, we have determined that we will no longer request Deloitte & Touche LLP to provide internal audit assistance.

     The Audit Committee considered whether Deloitte & Touche LLP’s provision of the above non-audit services is compatible with maintaining such firm’s independence and satisfied itself as to Deloitte & Touche LLP’s independence.

Previous Independent Accountants

     On August 3, 2000, we dismissed PricewaterhouseCoopers LLP, which had previously served as our independent accountants for the audits of our financial statements at December 31, 1999. The report of PricewaterhouseCoopers LLP on our financial statements for the fiscal year ended December 31, 1999, contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. Our Audit Committee and Board participated in and approved the decision to change independent accountants on July 21, 2000. In connection with its audit for the fiscal year ended December 31, 1999 and the period from January 1, 2000 through August 9, 2000, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference to such disagreements in their report on the financial statements for such periods. During the fiscal year ended December 31, 1999 and the period from January 1, 2000 through August 9, 2000, there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

     We requested that PricewaterhouseCoopers LLP provide us with a letter addressed to the SEC stating whether or not it agreed with the above statements. PricewaterhouseCoopers LLP furnished us with such a letter, dated August 8, 2000, a copy of which was filed by us as Exhibit 16.1 to a Current Report on Form 8-K filed on August 9, 2000 with the SEC.

New Independent Accountants

     On August 3, 2000, we engaged Deloitte & Touche LLP as our new independent accountants. Deloitte’s engagement was approved by our Audit Committee and Board on July 21, 2000.

AUDIT COMMITTEE REPORT

Audit Committee Report

     Kforce Inc.’s Audit Committee is composed of four directors, each of whom is independent, as defined by applicable provisions of the National Association of Securities Dealers. The Board of Directors has adopted a written charter for the Audit Committee which is included with this proxy statement as Appendix A. The Audit Committee assists the Board in general oversight of Kforce Inc.’s financial accounting and reporting process, system of internal control and audit process.

     Kforce Inc.’s management has primary responsibility for preparing Kforce Inc.’s financial statements and its financial reporting process. Kforce Inc.’s independent accountants, Deloitte & Touche LLP, are responsible for auditing Kforce Inc.’s financial statements and for expressing an opinion whether Kforce Inc.’s audited financial statements present fairly, in all material respects, our financial position, results of operations and cash flows, in conformity with accounting principles generally accepted in the United States of America.

     In this context, the Audit Committee reports as follows:

     1.     The Audit Committee has reviewed and discussed the audited financial statements with Kforce Inc.’s management.

     2.     The Audit Committee has discussed with the independent accountants the matters required to be discussed by the Statement on Auditing Standards No. 61 (Codification of Statements on Audit Standards AU 380) Communications with Audit Committees.

     3.     The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with the independent accountants their independence. The Audit Committee has considered whether the provision of other non-audit services is compatible with the independent auditors’ independence, and satisfied itself as to the auditors’ independence.

     4.     Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to Kforce Inc.’s Board that the audited financial statements be included in Kforce Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

Karl Vogeler (Chair)
John N. Allred
W.R. Carey, Jr.
Mark Furlong

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is certain information as of April 19, 2002, concerning our executive officers, continuing directors, and nominees for re-election as directors.

			Year First
Name	Position(s)	Age	Became a Director

David L. Dunkel	Chairman, Chief Executive Officer, and Director	48	1994

John N. Allred*	Director (nominee for a term expiring in 2005)	55	1998

W.R. Carey, Jr.	Director	54	1995

Richard M. Cocchiaro	Director	47	1994

Mark F. Furlong	Director (appointed in July 2001, for a term expiring in 2003)	45	2001

Joseph J. Liberatore	Senior Vice President and Chief Talent Officer	39	—

Todd W. Mansfield*	Director (nominee for a term expiring in 2005)	44	1997

Ken W. Pierce	Vice President, Chief Sales and Marketing Officer	44	—

William L. Sanders	Senior Vice President, Secretary and Chief Financial Officer	55	—

Lawrence J. Stanczak	Senior Vice President and Chief Operations Officer	53	—

Ralph E. Struzziero	Director	57	2000

Howard W. Sutter	Vice President and Director	53	1994

A. Gordon Tunstall*	Director (nominee for a term expiring in 2005)	57	1995

Karl Vogeler	Director	59	1998
*Standing for election

     David L. Dunkel has served as Kforce’s Chairman, Chief Executive Officer and a director since its formation in 1994. Prior to August 1994, he served as President and Chief Executive Officer of Romac-FMA, one of Kforce’s predecessors, for 14 years. Mr. Dunkel’s prior experience includes three years service as an accountant with Coopers & Lybrand in Boston, Massachusetts.

     John N. Allred has served as a director of Kforce since April 1998. Mr. Allred has served as President of A.R.G., Inc., a provider of temporary and permanent physicians located in Kansas City area since January 1994. Prior to that time, Mr. Allred served in various capacities with Source Services Corporation (“Source”) prior to its merger with Kforce in 1998, including Branch Manager of the Kansas City branch (1976-1983), Regional Vice President (1983-1987) and Vice President (1987-1994). Mr. Allred served as a director of Source from August 1992 until November 1993 and was again elected as a director in

September 1994. Prior to joining Source, Mr. Allred held various positions, including Manager of Data Processing Services and Systems Analyst with Systec Data Management.

     W. R. Carey, Jr. has served as a director of Kforce since October 1995. He is currently the Chairman and Chief Executive Officer of Corporate Resource Development, Inc., an Atlanta, Georgia based sales and marketing consulting and training firm which began in 1981 and assists some of America’s largest firms in design, development, and implementation of strategic and tactical product marketing. Mr. Carey serves on the Board of Directors of both Outback Steakhouse, Inc. and Crosswalk.com, Inc. and is also the National Chairman of the Council of Growing Companies.

     Richard M. Cocchiaro has served as a director of Kforce since its formation in August 1994. He currently serves as a Vice President of National Accounts (since 2000) and served as the Vice President of Strategic Alliances for kforce.com Interactive (1999) and National Director of Strategic Solutions within Kforce’s emerging technologies group (1994-1999). Prior to August 1994, he was a Vice President with Romac-FMA and Division President of Romac-FMA’s Chicago Search Division (1985-1994) and Romac-FMA’s Tampa Search Division (1981-1985). Mr. Cocchiaro’s prior experience includes service as an accountant with Coopers & Lybrand in Boston.

     Mark F. Furlong has served as a director of Kforce since July 2001. He currently serves as the Executive Vice President and Chief Financial Officer of Marshall & Ilsley Corporation (since April 2001) and served as the Executive Vice President and Chief Financial Officer of Old Kent Financial Corporation from (1998-2001). From the period (1992-1998), Mr. Furlong served as the First Vice President and Director of Corporate Development/Commercial Lending at H.F. Ahmanson & Co. Mr. Furlong’s prior experience includes service as an audit partner with Deloitte & Touche.

     Joseph J. Liberatore has served as Kforce’s Senior Vice President since June 2000, Chief Talent Officer since September 2001 and Chief Sales Officer from September 2000 to August 2001. Prior to this, he served as President of kforce.com Interactive (1999-2000), as Regional Vice President for Kforce’s Southeast and Mid-Atlantic region (1996-1999), and Vice President of Kforce’s Tampa IT Search (1994-1996).

     Todd W. Mansfield has served as a director of Kforce since April 1997. Since July 1999, Mr. Mansfield has been Chief Executive Officer and a Director of Crosland, Inc., a diversified regional investment and development company headquartered in Charlotte, North Carolina. Previously, Mr. Mansfield was Managing Director of Security Capital Group Incorporated and responsible for operating oversight of the company’s private equity investments in Europe (1997-1999). Prior to this, Mr. Mansfield was with The Walt Disney Company, where he was Executive Vice President of the Disney Development Company and the President of The Celebration Company (1986-1997).

     Ken W. Pierce has served as Kforce’s Chief Sales and Marketing Officer responsible for the development and implementation of an integrated strategic marketing and communications plan since September 2001 and prior to that as Chief Marketing Officer from December 1999 to September 2001. Prior to joining Kforce, he was Senior Vice President of Marketing for Homestead Village, Inc., a $1.2 billion extended stay lodging company (1997 – 1999) and held the positions of Senior Financial Analyst and Vice President of Relationship Marketing for Bass Hotels and Resorts (1982 – 1997).

     William L. Sanders has served as Kforce’s Chief Financial Officer responsible for the finance, accounting, treasury, legal, tax, investor relations, procurement and facilities’ functions, as well as Kforce’s Senior Vice President and Secretary since April 1999. Prior to joining Kforce, he was Chief Financial Officer and Treasurer of Old Kent Financial Corporation, a regional commercial bank (1997-1998), and the Chief Financial Officer and Treasurer of Bank Plus Corporation, a savings bank (1995-1997). Mr. Sanders’

prior experience also includes serving as a partner with Deloitte & Touche. Mr. Sanders holds Bachelor and Master degrees from Southern Illinois University.

     Lawrence J. Stanczak has served as Kforce’s Senior Vice President since June 2000 and Chief Operations Officer since September 2000. Prior to September 2000, he served as Kforce’s Senior Vice President, Operations (2000), as Vice President, Operations (1999-2000), and as Kforce’s Vice President, Business Development (1998-1999). Mr. Stanczak also served as Vice President, Operations (1995-1998) and Managing Director (1994-1995) with Source.

     Ralph E. Struzziero has served as a director of Kforce since October 2000. Since 1995, Mr. Struzziero has operated an independent business consulting practice and since 1997 has served as an adjunct professor at the University of Southern Maine. Mr. Struzziero previously served as Chairman (1990-1994) and President (1980-1994) of Romac & Associates, Inc., one of Kforce’s predecessors.

     Howard W. Sutter has served as Kforce’s Vice President and a director since its formation in August 1994. Prior to August 1994, Mr. Sutter served as Vice President of Romac-FMA (1984-1994), and Division President of Romac-FMA’s South Florida location (1982-1994). Mr. Sutter’s prior experience includes three years as Vice President and Controller of a regional airline and six years as an accountant with Coopers & Lybrand in Philadelphia.

     Gordon Tunstall has served as a director of Kforce since October 1995. He is the founder of, and for more than 18 years has served as President of, Tunstall Consulting, Inc., a provider of strategic consulting and financial planning services. Mr. Tunstall is also currently a director of Orthodontic Centers of America, Inc., a manager of orthodontic practices; Advanced Lighting Technologies, a specialty lighting manufacturer; and Horizon Medical Products, a medical device manufacturing and distribution company.

     Karl Vogeler has served as a director of Kforce since April 1998. Mr. Vogeler also served as a Director of Source (1994-1998). Prior to his retirement, Mr. Vogeler was a litigation partner with the law firm of Thompson, Coe, Cousins & Irons in Dallas, Texas (1989-1998). Mr. Vogeler’s previous business experience includes serving as Branch Manager of the Dallas, Texas office of Source Edp, as Project Manager and Senior Systems Analyst of Republic National Bank of Dallas, N.A., and Systems Engineer for Electronic Data Systems, Inc.

EXECUTIVE COMPENSATION

     Presented below is certain information concerning total compensation earned or paid to: (1) the Chief Executive Officer; and (2) the four other most highly compensated executive officers whose annual salaries and bonuses exceeded $100,000 during 2001 (the “Named Executive Officers”).

Summary Compensation Table

     The following table sets forth certain compensation information for the Named Executive Officers.

		Annual Compensation(1)

	Fiscal			Restricted Stock	Securities	All Other
Name and Principal Position	Year	Salary(2)	Bonus	Awards(3)	Underlying Options	Compensation(4)

David L. Dunkel	2001	$500,000	$0	$0	286,000	$0
Chief Executive Officer	2000	500,000	0	0	480,000	4,375
	1999	350,000	0	0	392,000	161,007

Joseph J. Liberatore	2001	$310,000	$0	$75,128	100,000	$0
Senior Vice President and	2000	310,000	0	0	158,200	4,262
Chief Talent Officer	1999	245,000	131,965	0	50,000	9,289

Ken W. Pierce	2001	$225,000	$0	$88,905	75,000	$0
Vice President, Chief Sales and	2000	210,641	50,000	0	20,000	114,205
Marketing Officer	1999	0	0	0	0	0

William L. Sanders	2001	$350,000	$0	$184,399	150,000	$0
Senior Vice President, Secretary	2000	350,000	0	0	238,000	3,062
and Chief Financial Officer	1999	189,423	0	0	200,000	0

Lawrence J. Stanczak	2001	$312,323	$0	$72,706	100,000	$0
Senior Vice President and	2000	225,000	102,562	0	55,115	1,031
Chief Operations Officer	1999	175,000	200,000	0	36,000	1,000

(1)	The aggregate amount of perquisites and other personal benefits received by the Named Executive Officer in addition to the amounts shown as Salary and Bonus, if any, did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each Named Executive Officer and has therefore been omitted.

(2)	Includes any amount deferred by the executive pursuant to our deferred compensation plan.

(3)	At the end of fiscal year 2001, Messrs. Liberatore, Pierce, Sanders and Stanczak held 18,235, 21,579, 44,757 and 17,647 shares of restricted stock, respectively, with an aggregate value of $112,054, $132,603, $275,032 and $108,441, respectively.

(4)	Includes annual premiums paid by us for cross purchase split dollar life insurance policies for Mr. Dunkel. See “Certain Relationships and Related Transactions.” Also includes the amount contributed by us to the account of each Named Executive Officer under our deferred compensation plan. With respect to Mr. Pierce, the amount shown constitutes relocation costs paid by us.

Option Grants During 2001

     The following table sets forth information concerning options granted to the Named Executive Officers during 2001:

					Potential Realizable Value
					At Assumed Annual Rates Of
					Stock Price Appreciation For
2001 Stock Option Grants(1)					Option Term(2)

		Percent of 2001
		Options Granted	Exercise or	Expiration	Assumed	Assumed
Name	Options Granted	to Employees	Base Price	Date	Rate 5%	Rate 10%

David L. Dunkel	286,000	16.5%	$3.4925	1/26/2011	628,175	$1,591,918
Joseph J. Liberatore	100,000	5.8%	3.4925	1/26/2011	219,641	556,615
Ken W. Pierce	75,000	4.3%	3.4925	1/26/2011	164,731	417,461
William L. Sanders	150,000	8.7%	3.4925	1/26/2011	329,462	834,922
Lawrence J. Stanczak	100,000	5.8%	3.4925	1/26/2011	219,641	556,615

(1)	Each of these options was granted pursuant to the Kforce Stock Incentive Plan and is subject to the terms of this plan. As long as the optionee maintains continuous employment with us, all of the options with an expiration date in 2011 vest according to the following schedule: end of year 1-33%; end of year 2-33%; and end of year 3-33%.

(2)	Potential gains are net of the exercise price but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if they were exercised at the end of the option term. The assumed 5% and 10% rates of stock appreciation are based on appreciation from the exercise price per share. These rates are provided in accordance with the rules of the SEC and do not represent our estimate or projection of our future common stock price. Actual gains, if any, on stock option exercises are dependent on our future financial performance, overall stock market conditions and the option holder’s continued employment through the vesting period.

Restricted Stock Issuances

     In 2001, we granted approximately 194,000 shares of non-vested restricted stock to certain members of our senior management, not including the Chief Executive Officer, in lieu of a cash bonus. These shares vest in February 2003.

     Subsequent to December 31, 2001, we announced that certain members of our management are voluntarily reducing their salary and cash bonus potential in 2002 in exchange for restricted stock. Approximately 224,000 shares were issued under this program. The shares vest over a five year period with an acceleration clause if certain Kforce common stock price thresholds are met.

Option Exercises During Fiscal Year 2001 and Fiscal Year End Option Values

     None of the Named Executive Officers exercised options during fiscal year 2001. The table below shows the number and value of their exercisable and unexercisable options as of December 31, 2001. There are no outstanding stock appreciation rights.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-The-Money Options at
			December 31, 2001		December 31, 2001(1)

	Shares
	Acquired on	Value
Name	Exercise(#)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

David L. Dunkel	—	—	591,334	586,666	$266,697	$533,388
Joseph J. Liberatore	—	—	165,767	144,766	93,252	186,498
Ken W. Pierce	—	—	35,000	60,000	69,938	139,875
William L. Sanders	—	—	299,000	349,000	139,875	279,750
Lawrence J. Stanczak	—	—	121,986	112,224	93,252	186,498

(1)	The closing price for Kforce common stock as reported on the Nasdaq National Market on December 31, 2001, was $6.29. Value of unexercisable and exercisable options is calculated on the basis of the difference between the option exercise price and $6.29 multiplied by the number of shares of Kforce common stock to which the exercise relates.

Equity Compensation Plan Information

     The following table provides information about our common stock that may be issued upon the exercise of options, warrants, rights and restricted stock under all of our existing equity compensation plans as of December 31, 2001, including the Kforce Inc. Non-Employee Director Stock Option Plan, the Source Services Corporation 401(k) and Profit Sharing Retirement Savings Plan, the Kforce Inc. Stock Incentive Plan, the Kforce Inc. Executive Investment Plan and the Kforce Inc. 1999 Employee Stock Purchase Plan.

Number of Securities
Remaining Available for
	Number of Securities		Future Issuance
	to be Issued Upon	Weighted Average	Under Equity
	Exercise of	Exercise Price	Compensation
	Outstanding	of Outstanding Options,	Plans (Excluding
	Options, Warrants, Rights	Warrants, Rights	Securities Reflected in
Plan Category	and Restricted Stock(a)	and Restricted Stock (b)	Column (a)) (c)

Equity Compensation Plans Approved by Shareholders	6,375,186	$9.41	2,926,094

Equity Compensation Plans Not Approved by Shareholders	0	$0	0

Employment and Severance Contracts

     We are a party to employment agreements with Messrs. Dunkel, Liberatore, Pierce, Sanders, and Stanczak effective March 1, 2000. These agreements are for a period of two years and 364 days for Messrs. Dunkel, Liberatore and Sanders, and two years for Messrs. Pierce and Stanczak, and provide for an annual base salary and certain other benefits. The annual base salaries for fiscal 2002 for Messrs. Dunkel, Liberatore, Pierce, Sanders, and Stanczak are $375,000, $232,500, $213,750, $262,500 and $270,000, respectively. Each employment agreement provides that the executive is entitled to severance if his employment is terminated by us “without cause” or if the executive resigns for “good reason” (as defined in the employment agreements). In such case, the executive would receive his full compensation from the date of termination for a period of 2.99 years plus the average of the last three years bonuses with respect to Mr. Dunkel, two years plus the average of the last three years bonuses with respect to Messrs. Sanders and Liberatore, two years plus the average of the last two years bonuses with respect to Mr. Stanczak and one year plus the average of the last two years bonuses with respect to Mr. Pierce. The employment agreements also provide that upon a change in control of Kforce, in conjunction with a termination of the executive “without cause” or the executive’s resignation for “good reason,” each executive would be entitled to receive an immediate lump sum payment equal to 2.99 times the executive’s annual salary plus the average of the last three years bonuses with respect to Messrs. Dunkel, Sanders and Liberatore, and two times the executive’s annual salary plus the average of the last three years bonuses with respect to Messrs. Pierce and Stanczak, subject to certain limitations. In general, a change in control is defined by the employment agreements to be any replacement of 50% or more of the directors that follows and is directly or indirectly the result of certain extraordinary corporate occurrences, such as a merger or other business combination involving Kforce, a tender offer for Kforce stock, a solicitation of proxies other than by our management or the Board, or an acquisition by a person or group of 25% or more of Kforce stock (excluding certain acquisitions by us, certain of our benefit plans, entities controlled by us and acquisitions by David L. Dunkel or his family members). Each agreement contains a covenant not to compete, which continues for two years following any termination.

Compensation Committee Interlocks and Insider Participation

     During 2001, the Compensation Committee consisted of Messrs. Carey, Mansfield and Struzziero. Mr. Struzziero served as the Chairman (1990-1994) and President (1980-1994) of Romac & Associates, Inc. one of Kforce’s predecessors. None of the other members of the Compensation Committee is currently or was formerly an officer or an employee of Kforce or its subsidiaries.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following Report of the Compensation Committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by Kforce under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Kforce specifically incorporates this Report or the performance graph by reference in such filings.

Compensation Policy

     The Compensation Committee is composed of three outside directors of the Board who are not employees of Kforce. The Compensation Committee met four times during 2001.

     Kforce continues to be committed to maximizing shareholder value through superior business growth, financial performance success, and realized shareholder gains. In the measurement of Kforce’s performance on these criteria, the Compensation Committee’s comparison group consists primarily of staffing companies.

     Because Kforce intends to be a high performer, both on a comparative and absolute basis, its compensation strategy seeks to provide realized pay levels at the third quartile among its peer comparison group. If performance falls short of Kforce’s demanding goals for business growth, on various financial measures, and in terms of shareholder realized gains – then so too will the compensation paid to its executive officers. In essence, Kforce seeks to provide substantial pay opportunities to be realized if it attains substantial performance success particularly as it relates to stock price gains.

     Much of the Compensation Committee’s activities in 2001 were focused upon matters related to the issuance of stock options. The Compensation Committee and Kforce still believe that employees who are stock option recipients are more likely to: (1) identify with shareholders interests, (2) personally commit to a rigorous standard of work and service to our clients and (3) remain in the employ of Kforce.

     In 2001, the Compensation Committee approved salary adjustments, bonus and stock option awards for 2001. In reviewing the salaries of senior executives, Kforce’s performance, as well as the Chief Executive Officer’s assessment of the long-term contribution of the individual executive officers other than himself were considered.

     As it pertains to the annual bonuses for Messrs. Dunkel, Liberatore, Pierce, Sanders and Stanczak the Compensation Committee based the 2001 bonus amount solely upon criteria related to earnings per share. Although the Kforce stock price increased significantly in 2001, the minimum earnings per share threshold was not met. Accordingly, no cash bonus was paid to any of these individuals.

     As it pertains to the compensation of the Chief Executive Officer, Mr. Dunkel’s compensation results from his participation in the same compensation program as the other executives of Kforce. In determining his base salary, annual incentive opportunity, and other longer-term incentive opportunities, the Compensation Committee reviewed the compensation paid to Chief Executive Officers of comparable companies as provided to the Compensation Committee by its independent consultant for compensation matters. In making the salary determination for Mr. Dunkel, the Compensation Committee also considered his long-term contribution, as well as Kforce’s performance and his duties and responsibilities as a result of his assumption of the additional role as President of Kforce in 1999.

     The Compensation Committee and Mr. Dunkel agreed that enhanced stock based compensation is desired to further link the executive officers to the returns provided to our shareholders. As a consequence, stock options were central to the compensation provided to the Chief Executive Officer and other officers in 2001.

Submitted by the Compensation Committee

Todd W. Mansfield (Chairman) W. R. Carey, Jr. Ralph E. Struzziero

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Split Dollar Life Insurance Agreements

     In 1995, we entered into split dollar and cross-purchase split dollar life insurance agreements with Messrs. Dunkel, Sutter and Cocchiaro and their estates. The purpose of this arrangement was to protect the Company from the possibility of a large block of Kforce common stock being offered for sale on the open market to the potential detriment of Kforce’s stock price in the event of the unexpected death of one of the principals. As beneficiary of the life insurance policies, Kforce paid part of the life insurance policy premiums on behalf of the officers and their estates. In the event of death, the proceeds of the policies would be used to purchase the deceased’s stock from his estate, thereby decreasing the likelihood that the estates of such persons would find it necessary to sell large blocks of stock in a short period of time. We have been granted a security interest in the cash value and death benefit of each policy equal to the amount of the cumulative premium payments made by us. These insurance policies were substantially restructured in 1999 such that all related party receivables owed to us and related to these policies could be satisfied by a redemption of the cash value in the policies that would accumulate over a period of time.

     Based upon current market conditions and the time expected to allow the cash value of the policies to appreciate sufficiently to satisfy the receivable balance, Kforce plans to review its options for restructuring these policies and recorded a reserve of $300,000 in 2001 to satisfy the difference between the cash surrender value of the policies and the receivable balance of $748,000 as of December 31, 2001.

     The total premiums paid during 2001 were $5,672. However, these premiums were funded from the redemption of cash values from the restructured policies, did not require any payment from us and did not increase any related party receivables.

Loan to Executive

     We entered into a loan agreement with Joseph L. Liberatore, Senior Vice President and Chief Sales Officer, whereby we agreed to loan Mr. Liberatore $100,000.00 to repay a certain indebtedness to Raymond James & Associates, Inc. This loan is secured by a pledge to Kforce of 54,333 shares of Mr. Liberatore’s Kforce stock. This loan bears interest of 8.00% per annum. As of December 31, 2001, approximately $109,797 (of which $9,797 is accrued interest) was outstanding under the loan. The loan expires upon the earlier of (i) October 10, 2002, (ii) 90 days after we submit a written demand to Mr. Liberatore, or (iii) three days after Mr. Liberatore is no longer employed by Kforce.

KFORCE STOCK PRICE PERFORMANCE GRAPH

     The following graph is a comparison of the cumulative total returns for Kforce common stock as compared with the cumulative total return for the Nasdaq Stock Market (U.S.) Index and the average performance of a group consisting of our peer corporations on a line-of-business basis. The cumulative return was computed by dividing the difference between the price of Kforce common stock at the end and the beginning of the measurement period (December 31, 1996 to December 31, 2001) by the price of Kforce common stock at the beginning of the measurement period. The total return calculations are based upon an assumed $100 investment on December 31, 1996. The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of Kforce common stock.

	1996	1997	1998	1999	2000	2001

Kforce Inc.	100.0	222.2	202.3	122.2	27.8	57.2
Nasdaq Stock Market (Composite)	100.0	121.6	169.8	315.2	191.4	151.1
New Industry Peer Group	100.0	154.2	131.9	170.3	153.8	170.2
Old Industry Peer Group	100.0	154.2	131.9	167.3	166.0	170.7

Old Industry Peer Group(1)	New Industry Peer Group(1)

CDI Corp	CDI Corp

CIBER Inc.	CIBER Inc.

Hall Kinion & Associates Inc.	Hall Kinion & Associates Inc.

Kelly Services, Inc.	Kelly Services, Inc.

Manpower Inc.	Manpower Inc.

Metro Information Services, Inc.	MPS Group, Inc.

On Assignment, Inc.	On Assignment, Inc.

Robert Half International Inc.	Robert Half International Inc.

Spherion Corporation	Spherion Corporation

(1)	For comparison purposes, our old industry peer group has been included; as well as our new industry peer group. We added a new company to our industry peer group to replace Metro Information System, Inc., which was recently acquired by Keane, Inc., a company that is not among our peers.

SHAREHOLDER PROPOSALS

     Shareholders interested in presenting a proposal for consideration at our annual meeting of shareholders in 2003 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and our bylaws. To be eligible for inclusion, shareholder proposals must be received by Kforce’s Corporate Secretary no later than January 3, 2003. The Board will review any proposal from eligible shareholders that it receives by that date and will determine whether any such proposal will be included in our proxy materials for 2003.

OTHER MATTERS

     As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to us will be voted in accordance with the judgment of the proxy holder.

Appendix A

Kforce Inc.

AUDIT COMMITTEE CHARTER

Role and Independence

     The audit committee of the board of directors of Kforce, Inc. (the “Company”) assists the board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company and such other duties as directed by the board. Members of the audit committee shall be elected annually by the full board and shall hold office until the earlier of (1) the election of their respective successors (2) the end of their service as a director of the Company (whether through resignation, removal, expiration of term or death); or (3) their resignation from the committee. The full board shall designate one member as the chairman. The membership of the audit committee shall consist of at least three independent directors who are generally knowledgeable in financial and auditing matters, including at least one member with accounting or related financial management expertise. Each member shall be free of any relationship that, in the opinion of the board, would interfere with their individual exercise of independent judgment. No person shall be deemed independent if he is an employee of the Company. The audit committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent accountants, the internal auditors, and management of the Company. In discharging this oversight role, the committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities and personnel of the Company, and the power to retain outside counsel or other experts for this purpose.

     The Committee’s job is one of oversight and it recognizes that the Company’s management is responsible for preparing the Company’s financial statements and that the outside auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management, including the internal audit staff, as well as the outside auditors, have more time, knowledge and more detailed information on the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the outside auditor’s work.

This charter shall be reviewed annually for possible revision.

Responsibilities

The audit committee’s primary responsibilities shall be:

•	A recommendation to the board for the selection and retention of the independent accountant who audits the financial statements of the Company. In so doing, the audit committee will discuss and consider the independent accountant’s written affirmation that it is in fact independent, will discuss the nature and rigor of the audit process, will receive and review all reports and will provide to the independent accountants full access to the audit committee (and the board) to report on any and all appropriate matters.

•	Providing guidance and oversight to the internal audit function of the Company (if any) including review of the organization, plans and results of such activity.

•	Review of financial statements with management and the independent auditor. It is anticipated that these discussions may include quality of earnings, discussions of significant items subject to estimate, consideration of the suitability of accounting principles, audit adjustments (whether or not recorded) and such other inquiries as may be deemed appropriate by the audit committee.

•	Periodic discussion with management and the auditors of the quality and adequacy of the Company’s internal controls.

•	Periodic discussion with management and legal counsel of the status of pending litigation, taxation matters and disclosures under applicable securities laws or other areas of special concern, as may be deemed appropriate by the committee.

•	Periodic reporting on audit committee activities to the full board and issuance annually of a summary report (including appropriate oversight conclusions) that may be suitable for submission to the shareholders.

DETACH HERE

KFORCE INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
ANNUAL MEETING OF SHAREHOLDERS

     The undersigned hereby appoints DAVID L. DUNKEL and WILLIAM L. SANDERS, or either of them, each with power of substitution and revocation, as the proxy or proxies of the undersigned to represent the undersigned and vote all shares of the common stock of Kforce Inc., that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Kforce Inc., to be held at Kforce’s corporate headquarters located at 1001 East Palm Avenue, Tampa, Florida, on June 18, 2002, at 9:00 a.m. Eastern Time, and at any adjournments thereof, upon the matters set forth on the reverse side and more fully described in the Notice and Proxy Statement for the meeting and, in their discretion, upon all other matters that may properly come before the meeting.

     The Annual Meeting may be held as scheduled only if a majority of the shares outstanding are represented at the meeting by attendance or proxy. Accordingly, please complete this proxy, and return it promptly in the enclosed envelope.

     The shares of Kforce Inc. common stock covered by this proxy will be voted in accordance with the choices made. When no choice is made, this proxy will be voted FOR all listed nominees for director, and as the proxyholders deem advisable on such other matters as may properly come before the meeting.

Please vote, date and sign on reverse and
return promptly in the enclosed envelope.

Has your Address changed? If so, please write your new address below.

	☒	PLEASE MARK VOTES AS IN THIS EXAMPLE.

KFORCE INC

1.	Election of Directors, Nominees:					2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments of the Annual Meeting.

	Class II	(01) John N. Allred, (02) Todd W. Mansfield and (03) A. Gordon Tunstall

		For All Nominees	☐	☐	Withheld From All Nominees

☐
For all nominees except as noted on the line above by specifying the number next to such nominee(s) name

						Mark box at right if you will attend the Annual Meeting.	☐

						Mark box at right if an address change has been noted on the reverse side of this card	☐

Please date and sign exactly as your name(s) appear on your shares. If signing for estates, trusts, partnerships, corporations or other entities, your title or capacity should be stated. If shares are held jointly, each holder should sign.

Signature:	Date:	Signature:	Date: